                                       Exhibit 12

 TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
 COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollars in Millions)
                           (Unaudited)

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                                    1995       1994

Income from continuing operations............................................     $   552    $    432
Add:
    Interest.................................................................         345         457
    Portion of rentals representative of interest factor.....................          44          50
    Preferred stock dividend requirements of majority-owned subsidiaries.....          17           -
    Income tax expense and other taxes on income.............................         253         267
    Amortization of interest capitalized applicable to nonutility companies..           3           4
    Interest capitalized applicable to utility companies.....................           1           1
    Undistributed earnings of affiliated companies in which less than
      a 50% voting interest is owned.........................................         (98)         (4)
        Earnings as defined..................................................     $ 1,117    $  1,207

Interest.....................................................................     $   345    $    457
Interest capitalized.........................................................           5           4
Portion of rentals representative of interest factor.........................          44          50
Preferred stock dividend requirements of majority-owned
 subsidiaries on a pretax basis..............................................          29           -
        Fixed charges as defined.............................................     $   423    $    511

Ratio of earnings to fixed charges...........................................        2.64        2.36